Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in IHS Inc.’s Registration Statement on Form S-8, pertaining to the IHS 2004 Long-Term Incentive Plan of our reports dated January 23, 2012, except for Note 19, as to which the date is February 8, 2012, with respect to the consolidated financial statements of IHS Inc., and our report dated January 23, 2012 with respect to the effectiveness of internal control over financial reporting of IHS Inc. included in its Annual Report (Form 10-K, as amended) for the year ended November 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

December 17, 2012